UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2017

Summit Financial Group, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	0-16587	55-0672148
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

300 North Main Street, Moorefield, West Virginia 26836
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (304) 530-1000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
As previously announced, Summit Financial Group, Inc., a West Virginia corporation (“Summit”), entered into an Agreement and Plan of Merger, dated June 1, 2016 (the “Merger Agreement”), with First Century Bankshares, Inc., a West Virginia corporation (“First Century”). Pursuant to the terms of the Merger Agreement and effective as of April 1, 2017, First Century merged (the “Merger”) with and into a limited liability company and wholly-owned subsidiary of Summit’s wholly-owned banking subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“Summit Community Bank”), formed solely for the purpose of consummating the Merger (“Merger Sub”), with Merger Sub as the surviving entity in the Merger. Immediately following the Merger, Merger Sub was liquidated (the “Liquidation”) so that Summit Community Bank owns all of the outstanding shares of First Century’s wholly owned banking subsidiary, First Century Bank, Inc., a West Virginia banking corporation (“First Century Bank”). Immediately following the Liquidation, First Century Bank was merged (the “Bank Merger”) with and into Summit Community Bank, with Summit Community Bank surviving as the surviving bank in the Bank Merger.
At the effective time of the Merger (the “Effective Time”), First Century shareholders received the right to receive cash in the amount of $22.50 per share of First Century common stock (the “Cash Consideration”), par value $1.25 per share (“First Century Common Stock”), 1.2433 shares of Summit common stock, par value $2.50 per share (“Summit Common Stock”), per share of First Century Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”) or a combination of Cash Consideration and Stock Consideration, subject to proration to result in approximately 35% Cash Consideration and 65% Stock Consideration.
There were no material relationships, other than in respect of the Merger, between Summit and First Century, its directors or officers or any of its affiliates.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)     On February 23, 2017, the Board of Directors of each of Summit and Summit Community Bank (collectively, the “Boards”, and each, individually, a “Board”) approved a prospective increase in the size of each Board from sixteen to seventeen members, with such increase being contingent upon, and to be effective concurrent with, completion of the Merger. Pursuant to the terms of the Merger Agreement, the Boards also approved on a prospective basis the appointment of John H. Shott as a director of Summit and Summit Community Bank to fill the vacancy created by that action. Mr. Shott’s appointment was contingent on, and to be effective concurrent with, the completion of the Merger.
As discussed in more detail in Item 2.01 above, the Merger was effective as of April 1, 2017, and Mr. Shott became a director of Summit and Summit Community Bank at that time. Pursuant to the Merger Agreement, and provided that he continues to meet the standards for directors of Summit and Summit Community Bank, each of Summit and Summit Community Bank is obligated to re-nominate Mr. Shott to its Board at its next annual meeting of shareholders following the effective time of the Merger, which will be held on May 18, 2017.
As a director of Summit and Summit Community Bank, Mr. Shott will be eligible to receive the same cash compensation paid to other members of the Boards. Mr. Shott has been named to the Asset/Liability and Funds Management Committee and the Profit Sharing Committee of the Summit Board.
Item 8.01 Other Events.
On April 3, 2017, Summit issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for any purpose.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
The financial statements required by Rule 3-05 of Regulation S-X will be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.
The pro forma financial information required by Rule 3-05 of Regulation S-X will be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.
(d) Exhibits.

2.1
Agreement and Plan of Merger, dated as of June 1, 2016, by and between Summit and First Century (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 3, 2016.)

99.1	Press Release, dated April 3, 2017, issued by Summit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL GROUP, INC.

Date: April 3, 2017	By: /s/ Julie R. Markwood
Julie R. Markwood
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of June 1, 2016, by and between Summit and First Century (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 3, 2016.)

99.1	Press Release, dated April 3, 2017, issued by Summit